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Exhibit 99.1

For Immediate Release	March 14, 2003

UGC ANNOUNCES RATIFICATION OF UPC'S AKKOORD IN DUTCH COURT

        Denver, Colorado—March 14, 2003: UnitedGlobalCom, Inc. ("UGC" or "the Company") (NASDAQ: UCOMA) today announced for its subsidiary United Pan-Europe Communications N.V. ("UPC"), one of the leading broadband communications companies in Europe, that the Dutch court in Amsterdam ratified (gehomologeerd) the akkoord (plan of composition). This decision is subject to an appeal period of eight working days starting March 13th. The ratification by the Dutch Court is one of the final steps in the ongoing recapitalisation process of UPC.

About UnitedGlobalCom

        UGC is the largest international broadband communications provider of video, voice, and Internet services with operations in 21 countries. Based on the Company's aggregate operating statistics at September 30, 2002, UGC's networks reached approximately 19.1 million homes and 13.1 million total subscribers. Based on the Company's consolidated operating statistics at September 30, 2002, UGC's networks reached approximately 12.4 million homes and over 8.7 million subscribers, including over 7.3 million video subscribers, 690,300 voice subscribers, and 700,000 high-speed Internet access subscribers. In addition, its programming business had approximately 45.8 million aggregate subscribers worldwide.

        UGC's major operating subsidiaries include UPC, a leading pan-European broadband communications company; VTR GlobalCom, the largest broadband communications provider in Chile, and Austar United Communications, a leading satellite and telecommunications provider in Australia and New Zealand.

        NOTE: Except for historical information contained herein, this news release contains forward-looking statements, which involve certain risks, and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the timing and outcome of UPC's recapitalization process, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

        This press release shall not constitute an offer to exchange or sell, or the solicitation of an other to exchange or buy any securities of UGC, UPC or New UPC, in any jurisdiction in which such offer, exchange, sale or solicitation would be unlawful.

        For further information contact:

    Investor / Media Relations
    Rick Westerman
    Chief Financial Officer
    Phone: (303) 770-4001

Please visit our web site at www.unitedglobal.com for further information about our company.

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  Exhibit 99.1